Exhibit B(9)(e)

                     SHAREHOLDER ACCOUNT SERVICES AGREEMENT
                                    BETWEEN
                            MASON STREET FUNDS, INC.
                                      AND
                       ROBERT W. BAIRD & CO. INCORPORATED


     THIS AGREEMENT is made on the 10th day of November, 1997 by and between Mason Street Funds, Inc., a Maryland corporation having its principal office and place of business at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 ("MSF") and Robert W. Baird & Co. Incorporated, a Wisconsin corporation having its principal office and place of business at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 ("Baird").

     WHEREAS, MSF is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940; and

     WHEREAS, MSF desires to retain Baird to perform the following services for MSF's shareholders and Baird desires to perform such services for MSF.

     NOW, THEREFORE, MSF and Baird do mutually promise and agree as follows:

     1. MSF hereby employs Baird to perform the services specified herein. Baird hereby accepts such employment for the compensation herein provided and agrees during the period of this agreement to render the services and to assume the obligations herein set forth.

     2. Baird shall perform the following services for the Baird Level 3 networked account shareholders of MSF: mail proxies to shareholders, mail shareholder reports (annual and semi-annual) and prospectuses to current shareholders, prepare and mail reports, activity statements, tax reporting forms and confirmations for shareholders and provide shareholder account processing and information.

     3. For the services to be rendered by Baird hereunder, MSF shall pay to Baird a fee, paid quarterly, at an annual rate of $3.00 for each Baird Level 3 networked account invested in shares of MSF.

     4. The services of Baird to MSF hereunder are not to be deemed exclusive and Baird shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.

     5. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Baird, Baird shall not be subject to liability to MSF or to any shareholder of MSF for any act or omission in the course of or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

     6. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of MSF.

     7. This Agreement may be terminated by either party without penalty upon sixty (60) days' written notice to the other.

     8. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Wisconsin.

     9.   This Agreement is effective as of April 1, 1997.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                              MASON STREET FUNDS, INC.


                              By:      /s/
                              Name:  Mark G. Doll
                              Title:   Vice President
ATTEST:

          /s/
Name:     James R. Eben
Title:    Assistant Secretary
                              ROBERT W. BAIRD & CO.
                              INCORPORATED


                              By:       /s/
                              Name:  Russell P. Schwei
                              Title:  Managing Director
ATTEST:

/s/
Name:  Glen F. Hackmann
Title:  Secretary

74213